Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191598 on Form S-8 and No. 333-211819 on Form S-3 of our reports dated March 8, 2019, relating to the consolidated financial statements of Ciner Resources LP and its subsidiary and the effectiveness of Ciner Resources LP’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ciner Resources LP for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 8, 2019